[EXHIBIT 10.2]


February 3, 2007


RE: Acknowledgement of Continuation of Genova Executive Consulting Services
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      This letter confirms that Third-Order Nanotechnologies has agreed to continue the engagement of Ron Genova's services as Interim CEO, as defined in the prior Consulting Agreement of record, until adequate funding
(>$1M cum) is raised through a 506 offering or other instrument. Third-Order agreed to continue to remunerate Mr. Genova at his prior billing rate of $8,000/month, and Mr. Genova agreed to defer payment for services from September, 2006 through the month when funding is received (projected to be February, 2007). Third-Order also agreed to reimburse Mr. Genova for all expenses incurred on behalf of the Company during the aforementioned period. Payment shall be made to Mr. Genova within 15 days after receipt of funding. Also, per prior verbal assurance from Frederick Goetz, Jr., Mr. Genova is entitled to a bonus payment of $50,000.00 for services rendered to date. This bonus has been accrued and will be paid within 15 days after funding is received.


Genova Executive Business Consulting



/s/Ron Genova
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Ron Genova - Principal





Third-Order Nanotechnologies, Inc.



/s/Frederick J. Goetz
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Frederick J. Goetz - President, Director